Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation in the previously filed Registration Statements of Quest Resource Corporation (the “Company”) on Form S-8 (File Nos. 333-74560, 333-70431 and 333-132979), Form S-3 (File Nos. 333-134216 and 333-140116) and Form S-4 (File No. 333-149094) of our report dated March 7, 2008 related to the consolidated financial statements of the Company as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006 and 2005, and our report dated March 7, 2008, with respect to the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the Company’s Form 10-K for the year ended December 31, 2007.
/s/ Murrell, Hall, McIntosh & Co. PLLP
Oklahoma City, Oklahoma
March 10, 2008